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                                                                    Exhibit 11.1


                       COMPUTATION OF NET LOSS PER SHARE
                     (In thousands, except per share data)

                                        1994          1995          1996          1996             1997
                                        ----          ----          ----          ----             ----
Net loss                             $(11,437)      $(7,254)      $(3,863)       $(2,605)         $(1,258)
                                     ========       =======       =======        =======          =======

Weighted average shares
  of common stock outstanding:            134           158           258            220              354

Shares related to staff accounting
  bulletin topic 4D:
Stock options and warrants                933           933           933            933              933
Preferred stock                         1,150         1,150         1,150          1,150            1,150
                                     --------       -------       -------        -------          -------
Shares used in computing
  net loss per share                    2,217         2,241         2,341          2,303            2,437
                                     ========       =======       =======        =======          =======

Net loss per share                   $  (5.16)      $ (3.24)      $ (1.65)       $ (1.13)         $ (0.52)
                                     ========       =======       =======        =======          =======

Calculation of shares
  outstanding for computing
  pro forma net loss per share:
Shares used in computing net
  loss per share                                                    2,341                           2,437
Adjustment to reflect the effect
  of the assumed conversion of
  preferred stock                                                   2,825                           3,046
                                                                  -------                          ------
Shares used in computing pro
  forma net loss per share                                          5,166                           5,483
                                                                  =======                          ======
Pro forma net loss per share                                      $ (0.75)                         $(0.23)
                                                                  =======                          ======